Exhibit 10.2

Non-Employee Director Compensation
(Effective February 2017)

Retainer(1)
Annual Cash Retainer	$75,000
Annual Equity Retainer in Restricted Stock Units	$140,000(2)
Lead Director Annual Equity Retainer in Restricted Stock Units	$165,000(2)
Committee Chair
Audit Committee	$25,000
Compensation & Talent Management Committee	$20,000
Strategy & Finance Committee	$20,000
Nominating & Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation & Talent Management Committee	$10,000
Strategy & Finance Committee	$10,000
Nominating & Corporate Governance Committee	$10,000
Strategy & Finance Committee	$10,000

(1)Each Board term commences on May 1st of the then-current year and concludes on April 30th of the following year. Accordingly, retainer fees are paid and restricted stock units are granted on May 1st of each year. Restricted stock units vest on the first anniversary of the grant date.

(2)The aggregate fair market value of the restricted stock units is based on the closing price of MSCI Inc.’s common stock as reported by The New York Stock Exchange on the date prior to the date of grant.

Members of the Board of Directors are subject to the Non-Employee Director Stock Ownership Guidelines, which are described in the MSCI Inc. Corporate Governance Policies available on the Investor Relations section of MSCI website’s (http://ir.msci.com). Information contained on the website is not incorporated by reference into this exhibit filed with the Quarterly Report on Form 10-Q or any other report filed with the SEC. Additional information regarding MSCI Inc.’s non-employee director compensation program is available in its proxy statement for its annual meeting of shareholders.